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                                                                     Exhibit 2.2

                                 AMENDMENT TO
                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is entered into as of September 13, 2000, by and among Caldera Systems, Inc., a Delaware corporation including for all purposes Caldera Surviving Corporation, ("Caldera"), Caldera, Inc., a Delaware corporation ("Newco") and The Santa Cruz Operation, Inc., a California corporation ("SCO").

                                   RECITALS

          A. On August 1, 2000, Caldera, Newco and SCO entered into an Agreement and Plan of Reorganization (the "Agreement") which all parties to the Agreement wish to amend pursuant to the terms and conditions of this Amendment.

          B. All terms not otherwise defined herein shall have the meanings set forth in Section 13.15 of the Agreement.

          NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

     1. Section 1.3(a)(i) and (iii) of the Agreement are amended in their entirety as follows:

          1.3  SCO Transaction.

          (a)  Issuance of Newco Common Stock.

               (i) Consideration. Issue to SCO that number of issued, fully paid and nonassessable shares of Newco Common Stock equal to The SCO Percentage Interest, less (a) the number of shares of Newco Common Stock issuable upon exercise of the Replacement Options pursuant to Section 1.3(a)(iii) below multiplied by .75, (b) the number of shares of Newco Common Stock issuable upon exercise of the SCO Options assumed by Newco pursuant to Section 1.3(a)(iii) below multiplied by .75 and (c) the Escrow Shares issued to SCO and placed directly into escrow by Caldera pursuant to Section 1.3(b) below, with such number of shares to be appropriately adjusted in the event of any Caldera stock split, stock combination, reclassification or other similar capital change (the "First SCO Certificate") and pay SCO cash consideration equal to seven million dollars ($7,000,000) (the "Cash Consideration"), by wire transfer of immediately available funds or upon the cancellation of SCO's outstanding indebtedness to Caldera.

               (iii) Assumption or Replacement of SCO Options. Prior to the Effective Time, each employee or consultant of SCO who is offered and accepts employment or a consulting position with New Caldera and who has then outstanding options to purchase shares of SCO Common Stock held by such Optionee (collectively, the "SCO Options")(consisting of all outstanding options granted under the stock option plans of SCO or the SCO Subsidiaries, and
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any individual non-plan options held by the Optionees) shall elect one of the following alternatives with respect to each grant of options held by such employee or consultant:

                    (A) Each of the then outstanding SCO Options held by such employee or consultant may be cancelled and replaced with an option to purchase one share of Newco Common Stock for each two shares of SCO Common Stock ("Replacement Options") subject to an SCO Option at the Effective Time with an exercise price per share of Newco Common Stock equal to the fair market value of Newco Common Stock immediately after the Effective Time, rounded up to the nearest cent. The vesting schedule of employees and consultants electing this alternative shall be determined as follows: (i) the number of vested shares of common stock under the Replacement Option grant will equal the number of vested shares of common stock subject to the cancelled SCO option grant immediately prior to the Effective Time multiplied by 0.25 and (ii) the remaining unvested Replacement Options will vest over a period of months determined by the following equation: 48 months less the product of the number of months vested under the SCO option grant multiplied by 0.5; or

                    (B) Each of the then outstanding SCO Options held by such employee or consultant may be assumed by Newco and converted into an option to purchase one share of Newco Common Stock for each two shares of SCO Common Stock subject to an SCO Option at the Effective Time (the "SCO Ratio") at an exercise price per share of Newco Common Stock equal to the exercise price per share of such assumed SCO Option immediately prior to the Effective Time divided by the SCO Ratio, rounded up to the nearest cent. Except as set forth in the preceding sentence, the term, exercisability, vesting schedule, and all other terms and conditions of the SCO Options will be unchanged and all references in any option agreement governing such option to SCO shall be deemed to refer to Newco, where appropriate; provided, however, that the outstanding SCO Options previously designated as "incentive stock options" under Section 422 of the Internal Revenue Code may, as a result of the foregoing adjustments, be converted into non-statutory stock options. Continuous service as an employee or consultant with SCO or any of the SCO Subsidiaries will be credited to the Optionee for purposes of determining the number of shares of Newco Common Stock vested and exercisable under the assumed SCO Option after the Closing. If the foregoing calculation results in a Newco Option, which is issued for an SCO Option, being exercisable for a fraction of a share of Newco Common Stock, then the number of shares of Newco Common Stock subject to such option will be rounded down to the nearest whole number of shares, with no cash being payable for such resulting fractional share.

     2.   Section 1.3(c) of the Agreement is hereby deleted in its entirety.

     3.   Section 13.15 of the Agreement is hereby amended as follows:

     (a) The following definition is hereby amended in its entirety: "Caldera Percentage Interest" means 72% of the fully diluted equity interest in Newco (taking into account all options, warrants and convertible debentures on an as-converted basis except for any Replacement Options issued or SCO Options assumed pursuant to Section 1.3(a)(iii)).

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     (b)  The following definition is hereby added in its entirety: "Replacement
Options" is defined in Section 1.3(a)(iii)(A).

     (c) The following definition is hereby amended in its entirety: "SCO Ratio" is defined in Section 1.3(a)(iii)(B).

     4. All references to the form of Sales Representative and Support Agreement, attached as Exhibit 4.12 of the Agreement shall hereby be replaced by references to the form of Sales Representative and Support Agreement attached hereto as Exhibit 4.12A (the "Sales Representative Agreement") and the form of Open Server Research and Development Agreement attached hereto as Exhibit 4.12B (the "Open Server Agreement"). The Sales Representative Agreement and Open Server Agreement shall be executed at the Effective Time.


                          [SIGNATURE PAGE TO FOLLOW]

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Agreement and Plan of Reorganization as of the date first above written.

                                    THE SANTA CRUZ OPERATION, INC.
                                    a California corporation

                                    By:  /s/ Douglas L. Michels
                                       -----------------------------------------
                                         Douglas Michels
                                         President and Chief Executive Officer

                                    CALDERA SYSTEMS, INC.
                                    a Delaware corporation

                                    By:  /s/ Ransom H. Love
                                       -----------------------------------------
                                         Ransom Love
                                         Chief Executive Officer

                                    CALDERA, INC.
                                    a Delaware corporation

                                    By:  /s/ Ransom H. Love
                                       -----------------------------------------
                                         Ransom Love
                                         Chief Executive Officer



     [SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION]

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